Exhibit 4.2

GENOMIC HEALTH, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

February 9, 2004

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		Page
3.11	Termination of Prior Agreement	20
3.12	Subsequent Closings	20
3.13	Agreement as to Voting Shares	20

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

     THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of February 9, 2004, by and among Genomic Health, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor.”

     WHEREAS, the Company and certain Investors are parties to that certain Amended and Restated Investor’s Rights Agreement dated as of March 15, 2002, pursuant to which the Company granted to such Investors certain registration, information and first offer rights with respect to the shares of Company capital stock held by such Investors (the “Prior Agreement”), and the parties thereto agree to amend and restate the Prior Agreement in its entirety as set forth herein; and

     WHEREAS, to induce certain other of the Investors to purchase shares of Series E Preferred Stock from the Company and to enter into that certain Series E Preferred Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), the Company and the Investors desire to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto further agree as follows:

     1. Registration Rights. The Company covenants and agrees as follows:

          1.1 Definitions. For purposes of this Section 1:

               (a) “Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

               (b) “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC in lieu of Form S-3 that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (c) “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 hereof.

               (d) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

               (e) “Qualified IPO” means the firm commitment underwritten public offering by the Company by shares of its Common Stock pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act which results in aggregate cash proceeds to the Company of at least $20,000,000 (before deduction for underwriters’ discounts and commissions and expenses).

               (f) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (g) “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

               (h) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities.

               (i) “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

          1.2 Request for Registration.

               (a) If the Company shall receive at any time after six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction under the Act), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities with an expected aggregate offering price to the public of at least $10,000,000 (before deduction of underwriting discounts and commissions), then the Company shall:

                    (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

                    (ii) file as soon as practicable, and in any event within seventy-five (75) days of the receipt of such request, a registration statement under the Act covering all Registrable Securities that the Holders request to be registered, subject to the limitations of Section 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

               (b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(a). The underwriter or underwriters shall be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

               (c) Notwithstanding the foregoing, if the Company shall furnish to Initiating Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

               (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                    (i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

                    (ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

          1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Act in connection with a firm commitment underwritten public offering solely of Common Stock and solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (b) as soon as practicable, use all reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (before deduction of any underwriters’ discounts or commissions) of less than $2,500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) if the Company has, within the nine (9) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) after the Company has effected four (4) registrations pursuant to this Section 1.4 and such registrations have been declared or ordered effective.

               (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to one hundred eighty (180) days or until the distribution contemplated in the Registration Statement has been completed (the “Effectiveness Period”); provided, however, that the Effectiveness Period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company. In the event that, in the judgment of the Company, it is advisable to suspend use of the prospectus relating to such registration statement for a discrete period of time (a “Deferral Period”) due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which the Company believes public disclosure will be prejudicial to the Company, the Company shall deliver a certified resolution of the Board of Directors of the Company, signed by a duly authorized officer of the Company, to each Holder of Registrable Securities covered by such registration statement to the effect of the foregoing and, upon receipt of such certificate, such Holders agree not to dispose of such Holders’ Registrable Securities covered by such registration or prospectus (other than in transactions exempt from the registration requirements under the Securities Act); provided, however, that such Deferral Period shall be no longer than 60 days. The Effectiveness Period shall be extended for a period of time equal to such Deferral Period.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders of Registrable Securities covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, and any amendment or supplement thereto, all in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

               (d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform such Holder’s obligations under such an agreement.

               (f) Promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or, if for any reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed.

               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (i) Use its reasonable efforts to furnish, at the request of the underwriter pursuant to an underwriting agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 1.2, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

          1.6 Furnish Information.

               (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

               (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 if, due to the operation of Section 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.4(b)(ii), whichever is applicable.

          1.7 Expenses of Registration.

               (a) Except as set forth in Section 1.7(b), the Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 1.2, 1.3 and 1.4 hereof, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, blue sky fees and expenses, including fees and disbursements of counsel related to all blue sky matters, fees and expenses of listing any Registrable Securities on any securities exchange or automated quotation system on which shares of Common Stock are then listed, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders not to exceed $20,000, but excluding stock transfer taxes that may be payable by the selling Holders and underwriting discounts and commissions relating to Registrable Securities covered by such registration, which shall be borne by the Holders.

               (b) Notwithstanding Section 1.7(a), the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 or one S-3 registration pursuant to Section 1.4, as applicable; provided further, however, that if such withdrawal occurs prior to the date the registration statement shall have become effective and at the time of such withdrawal, the Holders have learned of a material adverse change in the financial condition, business, properties or results of operations of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 and 1.4, as applicable.

          1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but provided, however, that the number of shares of (i) Registrable Securities, and (ii) securities of the Company (i.e., primary shares) to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; provided further that in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling Holders may be excluded if the underwriters make the determination described above. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners and retired partners or members and any trusts for the benefit of any of the foregoing persons and affiliates of such Holder shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

          1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors, partners of each Holder, any underwriter (as defined in the Act) for such Holder and each person. if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will reimburse, as incurred, each such Holder, officer, director, partner, underwriter or controlling person, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, partner, underwriter or controlling person.

               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any officer, director or controlling person of any such Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state securities law insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that, in no event shall any indemnity under this Section 1.10(b) exceed the aggregate gross proceeds from the sale of the Registrable Securities received by such Holder from the shares sold by such Holder in the offering in question, except in the case of willful fraud by such Holder.

               (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. An indemnifying party shall not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder by such indemnified parties (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes a release of such indemnified party reasonably acceptable to such indemnified party from all liability arising out of such claim, action, suit or proceeding.

               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

     1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

               (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by (a) a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 250,000 shares of such Holder’s Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations and including for purposes of such calculation the shares of Common Stock then issuable upon conversion of Preferred Stock), (b) any Holder who transfers all of its Registrable Securities, or (c) a Holder to its shareholders, partners, members, former partners or former members (or their estates), subsidiaries or affiliates; provided, however: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership or limited liability company who are partners or retired partners of such partnership or members of such limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners or members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company, as the case may be; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1. For purposes of this Agreement, the terms “affiliates” or “affiliated” shall mean, which respect to any person or entity, any person or entity that, directly or indirectly, controls or is controlled by or is under common control with such person or entity. For the purposes of the preceding sentence, the term “control” shall mean the possession, directly or indirectly, through one or more intermediaries in the case of any person or entity, of the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the person or entity.

          1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration that could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

          1.14 “Market Stand-Off” Agreement. Each Holder hereby agrees that during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, (i) lend, offer, pledge, sell, contract to sell (including, without limitation, any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than to donees who agree to be similarly bound, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except for securities to be sold to such underwriter pursuant to such registration statement; provided, however, that:

               (a) such agreement shall not be applicable to shares of common stock of the Company acquired by the Holders in a public offering or in an open market transaction;

               (b) such agreement shall be applicable only to the first such registration statement of the Company that covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

               (c) such market stand-off time period shall not exceed one hundred eighty (180) days; and

               (d) all of the officers, directors and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction under the Act.

          1.15 Limitations. The obligations described in Section 1.14(a) shall apply only if all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. If the Company or the underwriter of any public offering of the Company’s securities waive or terminate any standoff or lockup restrictions imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of Common Stock beneficially held by such holder and the Holders. From and after the date of this Agreement, the Company shall use all reasonable efforts to ensure that all holders of capital stock of the Company agree to be bound by terms substantially similar to those set forth in Section 1.14.

          1.16 Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of Section 1.14.

          1.17 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2, Section 1.3 or Section 1.4 shall terminate on the earlier of (a) five (5) years following the consummation of a Qualified IPO, or (b) on the consummation of a Qualified IPO if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the consummation of a Qualified IPO as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90 day period; provided, however, that the provisions of this subsection (b) shall not apply to any Holder who owns more than one percent (1%) of the Company’s outstanding stock until such time as such Holder owns less than one percent (1%) of the outstanding stock of the Company.

     2. Covenants of the Company.

          2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

               (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a statement of operations for such fiscal year, a balance sheet of the Company, a statement of cash flows for such fiscal year, and statement of stockholders’ equity as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

               (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited statement of operations, statement of cash flows, and balance sheet for and as of the end of such fiscal quarter;

               (c) within thirty (30) days of the end of each month, an unaudited income statement, statement of cash flows, and balance sheet for and as of the end of such month, in reasonable detail;

               (d) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

               (e) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustment;

               (f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this Section 2.1 to provide information which it reasonably considers to be a trade secret or similar confidential information;

               (g) The term “Major Investor” means a person or entity that, together with its affiliates, holds at least 700,000 shares (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations) of Common Stock (including for this purpose shares issuable upon conversion of outstanding Preferred Stock).

          2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

          2.3 Termination of Information and Inspection Covenants. The covenants set forth in Section 2.1 and Section 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor owning at least 700,000 shares of Preferred Stock (each a “Significant Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).

     Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Significant Investor in accordance with the following provisions:

               (a) The Company shall deliver a notice by certified mail (“Notice”) to the Significant Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

               (b) Within 15 calendar days after delivery of the Notice, the Significant Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Significant Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each holder of Preferred Stock that is a Significant Investor that purchases all the shares available to it (“Fully-Exercising Investor”) of any other Significant Investor’s failure to do likewise. During the ten-day period commencing after such information is given, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares not subscribed for by the Significant Investors that is equal to the proportion that the number of shares of Preferred Stock then held (or common stock issued as a result of conversion of shares of Preferred Stock and held) by such Fully-Exercising Investor bears to the total number of shares of Preferred Stock then held (or common stock issued as a result of conversion of shares of Preferred Stock then held) by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

               (c) If all Shares referred to in the Notice are not elected to be obtained as provided in Section 2.4(b) hereof, the Company may, during the 30-day period following the expiration of the period provided in Section 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Significant Investors in accordance herewith.

               (d) The right of first offer in this Section 2.4 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, directors, consultants or advisors of the Company (for the primary purpose of soliciting or retaining their employment or services), (ii) to or after consummation of a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act pursuant to a registration statement on Form S-1, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of stock, warrants or other securities or rights with the approval of the Board of Directors to persons or entities with which the Company has business relationships or (vi) to the sale and issuance by the Company of up to ten million six hundred thirty-eight thousand two hundred ninety eight (10,638,298) shares of Series E Preferred Stock pursuant to the Purchase Agreement. Investors who are party to the Prior Agreement hereby agree to waive notice and observance of the right of first offer set forth in Section 2.4 of the Prior Agreement.

               (e) The right of first offer set forth in this Section 2.4 may not be assigned or transferred, except that (i) such right is assignable by each Investor to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Investor, and (ii) such right is assignable between and among any of the Investors.

          2.5 Key-Man Insurance; Fire and Casualty Insurance. The Company has as of the date hereof or shall within 90 days of the date hereof use all reasonable efforts to obtain from financially sound and reputable insurers term life insurance on the lives of each of Randal W. Scott, Joffre B. Baker and Steven Shak in the amount or amounts decided in accordance with policies adopted by the Company’s Board of Directors. The Company will cause to be maintained the term life insurance required by this Section 2.5 hereof, except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors. Such policies shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors. The Company shall also within 90 days of the date hereof use all reasonable efforts to obtain fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

          2.6 Board of Directors.

               (a) Voting.

                    (i) Board Composition. During the term of this Section 2.6 and subject to Section B.6 of Article IV of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the relevant sections of the Company’s Bylaws (if any), each Investor agrees to vote all shares of Company capital stock now or hereafter directly or indirectly acquired (of record or beneficially) by such Investor, in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors, the following individuals:

                         (1) three (3) individuals designated by the Investors of Series B Preferred Stock from time to time (each a “Series B Designee”), as follows:

                              a) one (1) individual designated by Versant Ventures; so long as Versant Ventures holds at least 1,000,000 shares of Series B Preferred Stock (as appropriately adjusted for all stock splits, dividends, combinations, subdivisions, recapitalizations and the like) (or Common Stock issued upon conversion thereof);

                              b) one (1) individual designated by Kleiner Perkins Caufield & Byers (“KPCB”); so long as KPCB holds at least 1,000,000 shares of Series B Preferred Stock (as appropriately adjusted for all stock splits, dividends, combinations, subdivisions, recapitalizations and the like) (or Common Stock issued upon conversion thereof) ;

                              c) one (1) individual designated by Baker/Tisch Investments; so long as Baker/Tisch Investments holds at least 1,000,000 shares of Series B Preferred Stock (as appropriately adjusted for all stock splits, dividends, combinations, subdivisions, recapitalizations and the like) (or Common Stock issued upon conversion thereof);

                         (2) one (1) individual designated by a majority of the holders of the Common Stock of the Company from time to time (the “Common Stock Designee”);

                         (3) one (1) individual jointly designated by TPG Biotechnology Partners, L.P. and TPG Ventures, L.P.; so long as there are outstanding at least 1,000,000 shares of Series D Preferred Stock (as appropriately adjusted for all stock splits, dividends, combinations, subdivisions, recapitalizations and the like) (or Common Stock issued upon conversion thereof) (the “Series D Designee”);

                         (4) one (1) individual designated by a majority of the holders of the Series E Preferred Stock of the Company from time to time (the “Series E Designee”);

                         (5) in the event that holders of the Series C Preferred Stock become entitled, pursuant to the Company’s Restated Certificate of Incorporation, to elect one member of the Board of Directors, and so long as Incyte Genomics, Inc. (“Incyte”) holds at least 1,000,000 shares (as appropriately adjusted for all stock splits, dividends, combinations, subdivisions, recapitalizations and the like) of Series C Preferred Stock (or Common Stock issued upon conversion thereof), the number of members of the Board of Directors shall be increased by one and Incyte shall be entitled to designate the individual to fill such newly created vacancy;

                         (6) that remaining number of individuals authorized to be elected as directors pursuant to the Company’s Bylaws or Certificate of Incorporation designated by a majority of the holders of the Preferred Stock and the Common Stock, voting together as a single class (with the Preferred Stock voting on an as-converted basis) (each such director, an “Investors’ Designee”).

     For purposes of this Agreement: (i) any individual who is designated for election to the Company’s Board of Directors pursuant to the foregoing provisions of this Section 2.6(a) is hereinafter referred to as a “Board Designee”; and (ii) any individual, entity, or group of individuals and/or entities who has the right to designate one or more Board Designees for election the Company’s Board of Directors pursuant to the foregoing provisions of this Section 2.6(a) is hereinafter referred to as a “Designator” or as “Designators,” as applicable.

               (b) Initial Board Members. The initial Series B Designees shall be Samuel D. Colella, Brook H. Byers and Julian C. Baker; the initial Series D Designee shall be Fred Cohen; the initial Series E Designee shall be Parag Saxena; the initial Investors’ Designees shall be Kim Popovits and Michael Goldberg; and the initial Common Stock Designee shall be Randal W. Scott.

               (c) Changes in Board Designees. From time to time during the term of this Agreement, a Designator or Designators shall, in their sole discretion, have the sole right to:

                    (i) elect to remove from the Company’s Board of Directors any incumbent Board Designee who occupies a Board of Directors seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.6(a); and/or

                    (ii) designate a new Board Designee for election to a Board of Directors seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.6(a) (whether to replace a prior Board Designee or to fill a vacancy in such Board of Directors seat); provided, however, that, such removal and/or designation of a Board Designee is approved in a writing signed by Designators who are entitled to designate such Board Designee under Section 2.6(a), in which case such election to remove a Board Designee and/or elect a new Board Designee will be binding on all such Designators. In the event of such a removal and/or designation of a Board Designee under this Section 2.6(c), the Investors shall vote their shares of the Company’s capital stock as provided in Section 2.6(a) to cause: the removal from the Company’s Board of Directors of the Board Designee or Designees so designated for removal by the appropriate Designator or Designators; and the election to the Company’s Board of Directors of any new Board Designee or Designees so designated for election to the Company’s Board of Directors by the appropriate Designator or Designators.

               (d) Notice. The Company shall promptly give each of the Investors written notice of any change in composition of the Company’s Board of Directors and of any proposal by a Designator or Designators to remove or elect a new Board Designee.

               (e) Further Assurances. Each of the Investors and the Company agree not to vote any shares of Company capital stock, or to take any other actions, that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties under Section 2.6 of this Agreement.

               (f) Term. The provisions of this Section 2.6 shall commence on the initial closing of the sale of shares of Series E Preferred Stock and shall terminate upon the first to occur of the following:

                    (i) The execution by the Investors holding a majority of the shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, of Investors holding a majority of the shares of Series C Preferred Stock, voting as a single class, of Investors holding a majority of the shares of Series D Preferred Stock, voting as a single class, and of Investors holding a majority of the shares of Series E Preferred Stock, voting as a single class of a written agreement to terminate the provisions of this Section 2.6;

                    (ii) The consummation of a Qualified IPO; or

                    (iii) Immediately prior to the closing of a transaction described in Section B.7(g) of Article IV of the Restated Certificate of Incorporation.

          2.7 Observer Rights.

               (a) As long as Integral Capital Partners VI, L.P., J.P. Morgan Direct Venture Capital Institutional Investors II LLC or CSFB Fund Co-Investment Program, L.P. (in each case individually or together with their respective affiliates) own not less than 700,000 shares (as appropriately adjusted for all stock splits, dividends, combinations, subdivisions, recapitalizations and the like) of Series E Preferred Stock (or Common Stock issued upon conversion thereof) (such shares the “Sufficient Observer Shares”), the Company shall allow each such party holding Sufficient Observer Shares to designate one representative to attend all meetings of the Company’s Board of Directors in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors which materials shall be sent to such representative at the same time that they are sent to the Company’s Board of Directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons. The decision of the Board with respect to the privileged or confidential nature of such information shall be final and binding.

               (b) Term. The provisions of this Section 2.7 shall commence on the initial closing of the sale of shares of Series E Preferred Stock and shall terminate upon the first to occur of the following:

                    (i) upon the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur; or

                    (ii) Immediately prior to the closing of a transaction described in Section B.7(g) of Article IV of the Restated Certificate of Incorporation.

          2.8 Common Stock Vesting. Except as otherwise approved by the Board of Directors, all shares of the Company’s Common Stock and all options exercisable for shares of the Company’s Common Stock (collectively, for purposes of this paragraph only, the “Stock”) issued or granted, respectively, after the date of this Agreement to employees, directors, consultants and other service providers of the Company (each referred to herein as a “Service Provider”) shall be subject to a corresponding right of repurchase in favor of the Company (in the case of any outstanding Common Stock) or shall be cancelable by the Company (in the case of any outstanding options for Common Stock), respectively (for purposes of this paragraph only, either such right shall hereinafter be referred to as the “Company Right”). Unless otherwise approved by the Board of Directors, the Company Right on all such Stock will lapse according to the following vesting schedule: twenty-five percent (25%) of the Stock shall vest, and the Company Right shall lapse accordingly with respect thereto, upon the Service Provider’s completion of one (1) year of continuous service to the Company from the date of first issuance or grant of the Stock and the remaining seventy-five percent (75%) of the Stock shall thereafter vest, and the Company Right shall lapse accordingly with respect thereto, in successive equal monthly installments upon the Service Provider’s completion of each of the next thirty-six (36) months of service to the Company.

          2.9 Confidentiality. Each Major Investor receiving information under Section 2.1 or Section 2.2 hereby agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

          2.10 Qualified Small Business Stock Status. If the Company proposes to take an action or engage in a transaction that would reasonably be expected to result in the shares sold to the Investors pursuant to the Purchase Agreement no longer being “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall notify the Investors and consult in good faith to devise a mutually agreeable and reasonable alternative course of action or transaction structure that would preserve such status. In addition, the Company shall submit to the Investors and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, in the Company’s good-faith judgment after a reasonable investigation, such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code. The Company’s obligation to furnish a written statement pursuant to this Section 2.10 shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

          2.11 Termination of Certain Covenants. The covenants set forth in Section 2.8 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm underwritten offering of its securities to the general public.

     3. Miscellaneous.

          3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          3.3 Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telecopier (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or upon receipt from overnight courier service, with fees prepaid and addressed to the party to be notified, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

          3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), other than Section 2.6 which is specifically set forth therein, only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Investors, and the Company.

          3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.9 Aggregation of Stock. Notwithstanding anything to the contrary herein, all shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          3.10 Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

          3.11 Termination of Prior Agreement. Pursuant to Section 2.6 and Section 3.7 of the Prior Agreement, Company and the Investors hereby consent to the amendment and restatement of the Prior Agreement as set forth herein effective upon the date of this Agreement, and thereafter the Prior Agreement shall be terminated and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

          3.12 Subsequent Closings. In the event that the Company shall conduct subsequent sales of Series E Preferred Stock pursuant to and in accordance with the terms of Section 1.3 of the Purchase Agreement, as the same may be amended from time to time, any holder of such shares of Series E Preferred Stock shall be deemed an Investor with all of the rights of an Investor under this Agreement; provided, that as a condition thereto such Investor and the Company shall sign a counterpart signature page to this Agreement.

          3.13 Agreement as to Voting Shares. In the event the Company is required, in accordance with Section B.5(d) of Article IV of the Certificate of Incorporation, to create and reserve for issuance new series of Preferred Stock, each Investor agrees to vote their shares and to take all such actions as may be required, including voting in favor of amending the Company’s Certificate of Incorporation, in order to effectuate the provisions of Section B.5(d) of Article IV of the Certificate of Incorporation.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GENOMIC HEALTH, INC.

By:	/s/ Randal W. Scott

	Name:	Randal W. Scott
	Title:	Chief Executive Officer

Address:		301 Penobscot Drive
Redwood City, CA 94063

INVESTOR SIGNATURE PAGE TO
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
BY AND AMONG
GENOMIC HEALTH, INC.
AND EACH INVESTOR NAMED THEREIN

     The undersigned hereby executes and delivers the Genomic Health, Inc. Amended and Restated Investors’ Rights Agreement (the “Agreement”) to which this Signature Page is attached effective as of the date of this Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Investors named in such Investors’ Rights Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

/s/ Investors as set forth on Schedule A

Name:
Title:

SCHEDULE A
Schedule of Investors

Randal W. Scott
Morgan Stanley DW Inc., Custodian for Randal W. Scott, IRA
Marian N. Marra
Joffre B. Baker and Diana J. Baker 1998 Trust dtd. October 29, 1998
Donald N. Scott Living Trust dtd. 11/20/95
Patricia E. Scott Living Trust dtd. 11/20/95
Mike E. Todd
Terri E. Todd
Richard E. Crowder DDS, Profit Sharing Plan f/b/o Richard E. Crowder
Richard E. Crowder DDS, Profit Sharing Plan f/b/o Deborah E. Crowder
Deborah E. Crowder
Fred E. Cohen
Craig G. Wilde
Steven Shak
Stanton D. Wong
PM&S Venture Fund III, LLC
The Jon S. Saxe & Myrna G. Marshall 1997 Trust
Evergreen Trust
Incyte Genomics, Inc.
CHL Medical Partners, L.P.
Todd Henderson
Versant Affiliates Fund I-A, L.P.
Versant Affiliates Fund I-B L.P.
Versant Side Fund I, L.P.
Versant Venture Capital I, L.P.
KPCB Holdings Inc., as nominee
Four Partners
Baker Brothers Investments, L.P.
Baker Tisch Investments, L.P.
Baker Biotech Fund I, L.P.
Baker Biotech Fund II, L.P.
Baker Biotech Fund II (Z), L.P.
Baker Biotech Fund III, L.P.
Baker Biotech Fund III (Z), L.P.
Baker Brothers Investments II, L.P.
FBB Associates
TPG Ventures, L.P.
TPG Biotechnology Partners, L.P.
Lisa Janssen
J.P. Morgan Partners (BHCA) , L.P.
J.P. Morgan Partners Global Investors, L.P.
J.P. Morgan Partners Global Investors (Cayman), L.P.

J.P. Morgan Partners Global Investors A, L.P.
J.P. Morgan Partners Global Investors (Cayman) II, L.P.
J.P. Morgan Direct Venture Capital Institutional Investors II LLC
J.P. Morgan Direct Venture Capital Private Investors II LLC
552 Fifth Avenue Fund, L.P.
Hornthal Investment Partners, L.P.
Kevin and Haeyoung Tang
The Tang Fund
Tang Capital Partners, LP
Integral Capital Partners VI, L.P
CSFB Fund Co-Investment Program, L.P.
Citiventure 2000, L.P.
Chancellor V, L.P.
Chancellor V-A, L.P.
The V Foundation for Cancer Research
Duke VC Coinvestment Fund
SF Growth Fund
Richard and Deborah Crowder
Mario Family Partners
Joseph Klein III
Gene Early
Marguerite Montgomery
David H. Logan
Patrick M. Hall
Kathleen and Roger Konrad
James L. Snable
Karen Burns
Patricia D. McClay and Thomas S. McClay
Invesco/Chancellor BioMedical Fund, L.P.
Invesco/Chancellor BioMedical Fund (C), L.P.
Alpha Technology, Ltd.
Pfizer Overseas Pharmaceuticals
The Jason and Jennifer Lurie Revocable Trust dated June 5, 2003
Daniel and Ruth Dashiell Family Trust
Goldberg Family Trust
Randall S. Livingston and Lori Livingston, as Community Property
G. Bradley Cole
Rina and Richard A. Wolf
Martha Nash Haskins
Andrew Todd Sundberg
Susan Liebowitz and Michael Liebowitz
Kristan J. Weinberg
Jean Heanue Crowley
Dominick V. Sinicropi
UBS for Benefit of Kimberly Popovits
Aikaterini Gekas and Constantine Gekas

James Ross Hackett and Shala Ruth Ball
Michael Paletta
Albert S. Petty
James J. Vaughn and Margaret Vaughn, as trustees of the James and Margaret Vaughn, 2001 Trust
Larry Fitzgerald and Jessica Fitzgerald
Jeff Allan Jankowski
RP & NP L.L.C.
Edward O. Snelgrove
Mei-Lan Liu and Yung-Hsiang Kao
Dean Schorno IRA – Charles Schwab Custodian
Yifan Mao and Xitong Li
Laura and Kenneth A. Beggrow
Patty Dumond